Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated , 2015, in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-205804) and related Prospectus of New Business Netherlands N.V. for the registration of shares of its common stock.

Reconta Ernst & Young S.p.A.
Turin, Italy
, 2015

The foregoing consent is in the form that will be signed upon the completion of the Restructuring described in Note 1 and the matters described in Note 31 to the financial statements.

/s/ Reconta Ernst & Young S.p.A.
Turin, Italy
September 22, 2015